Exhibit 99.01

[G REIT, Inc. letterhead]

March 18, 2004

Re: G REIT Update

Dear G REIT Shareholder:

We are pleased to provide you with current information regarding your investment in G REIT.

G REIT continues to add quality assets and to diversify its portfolio. Since January 1, 2004, we purchased AmberOaks in Austin, Texas which is anchored by URS Corporation, a government contractor, and the Public Ledger Building in Philadelphia, Pennsylvania which is anchored by the General Services Administration. In addition, we continue to sell shares of G REIT common stock in our second “best efforts” offering of $270,000,000.

As of March 1, 2004, G REIT financial facts and highlights are:

•	Gross offering proceeds: $217,376,417

•	Gross offering proceeds: $217,376,417

•	Total assets: $409,000,000

•	Total % of portfolio leased: 87%

•	% of portfolio leased by government tenants: 37%

•	Percent of rental revenue from Standard & Poors or Moody’s rated tenants: 63%

•	Acquisition loan-to-value: 53%

Although there is approximately $230,000,000 of common stock available for sale in our second offering, WE INTEND TO TERMINATE THIS OFFERING ON APRIL 30, 2004. At the same time, we are currently considering the possibility of an additional public offering of our common shares and the listing of shares on a national securities exchange, such as the New York Stock Exchange (NYSE), and G REIT has engaged a financial advisor to assist us in evaluating a listing transaction. However, we are only in the early stages of assessing this type of transaction and cannot guarantee that we will enter into such a transaction in the near future or at all.

Thank you for your investment in G REIT and we look forward to a great year.

Sincerely,

/s/ Anthony W. Thompson

Anthony W. “Tony” Thompson
Chief Executive Officer and Chairman of the Board of Directors

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